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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
TRAVIS STREET PARTNERS, LLC                                   910 Travis Street
                                                                     Suite 2150
                                                          Houston,  Texas 77002
                                                               fax 713 759 2040
                                                               TEL 713 759 2030
                                                   www.travisstreetpartners.com


FOR IMMEDIATE RELEASE

TRAVIS STREET PARTNERS FILES DEFINITIVE PROXY MATERIALS

Houston, March 5, 2001 -Travis Street Partners (TSP) said it has filed definitive proxy materials with the Securities and Exchange Commission and has begun to solicit proxies in its battle to elect three directors to the board of ICO, Inc.

ICO (NASDAQ: ICOC) is a Houston-based oilfield services and plastics processing concern. TSP is a Houston-based investment group which has proposed to acquire the oilfield services and plastic resin processor at a maximum price of $3.25 per share in cash, assuming management severance costs do not exceed $1 million. A group led by TSP owns approximately 7.23% of ICO's common stock.

TSP contends that ICO's Pacholder family management has benefited economically while shareholder value has plummeted. TSP's case rests on the following major issues:

           - Over the last five years, tangible net worth per share at ICO has dropped by more than 80% . Over the last three years, the share price has fallen 80%. However, compensation of senior management has increased substantially. Last year alone, total Pacholder compensation increased by 60%.

                     In a letter released with its proxy materials, TSP pointed out that compensation to Pacholder family members was five times ICO's earnings last year. Moreover, while failing to disclose this fact as required by law, the Pacholder family increased its golden parachutes to $7.9 million, more than 24 times ICO's earnings for FY2000.

           -         Dr. Asher "Al" O. Pacholder and his wife Sylvia A.
                     Pacholder, ICO's chairman/CFO and president/CEO respectively, have economic ownership of less than 3% of ICO common stock but have obtained voting rights to an additional 14% of the company's shares without compensating the company for this privilege. Last year, Dr. and Mrs. Pacholder even obtained the rights to vote employee 401(k) shares, relinquishing them only after TSP began its proxy fight.

                     TSP has demanded to know why the Pacholders were personally given voting rights when ICO acquired businesses in recent years. TSP has asked ICO to explain how the transfer of voting rights to Dr. and Mrs. Pacholder benefited shareholders.

           - ICO has refused to discuss the financial merits of TSP's proposal to acquire ICO, which would provide shareholders with a 69% - 207% premium to ICO's market price prior to the TSP proposal.

"ICO has stonewalled us," said Chris O'Sullivan, a TSP manager. "As a result, we've decided to mount this proxy contest. If elected, our directors will use their best efforts to compel ICO's Board of Directors to maximize shareholder value by selling the company to the highest bidder."

TSP's Proxy Statement can be obtained on the TSP website at www.travisstreetpartners.com or by requesting a copy from TSP's proxy solicitor, MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).





















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